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                                   EXHIBIT 2.2
                                   -----------

                               AGREEMENT OF MERGER
                               -------------------

                       This Agreement of Merger (sometimes hereinafter called the "MERGER AGREEMENT"), made to be effective as of March 27, 1996, by and among Croghan Bancshares, Inc., an Ohio corporation (sometimes hereinafter called "CROGHAN"); Union Bancshares Corp., an Ohio corporation (sometimes hereinafter called "UNION"); and Croghan Acquisition Corp., an Ohio corporation (sometimes hereinafter called "ACQUISITION CORP.") (UNION and ACQUISITION CORP. sometimes hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS");

                                   WITNESSETH:

                       WHEREAS, CROGHAN is the sole shareholder of ACQUISITION CORP.; and

                       WHEREAS, the Boards of Directors of CROGHAN and each of the CONSTITUENT CORPORATIONS deem it advisable and in the best interests of their respective corporations and their shareholders that the CONSTITUENT CORPORATIONS be merged in a transaction through which UNION would be the surviving corporation; ACQUISITION CORP. would cease to have a separate corporate existence; and persons presently holding shares of UNION would receive cash in substitution therefor; and

                       WHEREAS, the Boards of Directors of CROGHAN and of each of the CONSTITUENT CORPORATIONS have approved this MERGER AGREEMENT by resolutions adopted by them;

                       NOW, THEREFORE, in consideration of the premises and of their mutual covenants and agreements, it is hereby agreed by and among CROGHAN and the CONSTITUENT CORPORATIONS that the terms of the merger contemplated by this MERGER AGREEMENT (sometimes hereinafter called the "MERGER") and the mode of carrying the MERGER into effect shall be as follows:

                                   ARTICLE ONE
                            The Surviving Corporation
                            -------------------------

                       SECTION 1.01. At the time when the MERGER shall become effective (sometimes hereinafter called the "MERGER DATE"), ACQUISITION CORP. will merge into UNION and UNION will be the continuing and surviving corporation in the MERGER, will continue to exist under the laws of the State of Ohio, and will be the only one of the CONSTITUENT CORPORATIONS to continue its separate corporate existence after the MERGER DATE. As used in this MERGER AGREEMENT, the term "SURVIVING CORPORATION" refers to UNION at and after the MERGER DATE.

                       SECTION 1.02. The name of the SURVIVING CORPORATION shall be Union Bancshares Corp.

                       SECTION 1.03. The articles of ACQUISITION CORP. existing at the MERGER DATE shall be the articles of the SURVIVING CORPORATION until amended in accordance with law.

                       SECTION 1.04. The regulations of ACQUISITION CORP. existing at the MERGER DATE shall be the regulations of the SURVIVING CORPORATION until amended in accordance with law.

                       SECTION 1.05. The number of directors of the SURVIVING CORPORATION shall be 4. The following persons:

                                 Thomas F. Hite
                                Albert C. Nichols
                                 James K. Walter
                                 Allan E. Mehlow


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shall be the only directors of the SURVIVING CORPORATION until changed in accordance with law.

                                   ARTICLE TWO
                          Distributions To Shareholders
                          -----------------------------

                       SECTION 2.01. The manner and basis of making distributions to shareholders of UNION and ACQUISITION CORP. in extinguishment of and in substitution for their shares of UNION and ACQUISITION CORP. shall be as set forth in this Article Two.

                       SECTION 2.02. At the MERGER DATE and as a result of the MERGER, each of the 100 common shares of ACQUISITION CORP., par value $1.00 per share ("ACQUISITION CORP. Common Shares"), issued and outstanding immediately prior to the MERGER DATE shall, automatically and without further act of the CONSTITUENT CORPORATIONS or the holder thereof, be extinguished. In substitution for all of the ACQUISITION CORP. Common Shares, CROGHAN as the sole shareholder of ACQUISITION CORP. shall be entitled to receive from the SURVIVING CORPORATION all of the COMMON SHARES of the SURVIVING CORPORATION.

                       SECTION 2.03. (a) At the MERGER DATE and as a result of the MERGER, each of the issued common shares, par value $5.00 per share ("Common Shares"), of UNION shall, automatically and without further act of either of the CONSTITUENT CORPORATIONS or of the holder thereof, be extinguished. In substitution for each such Common Share of UNION, upon compliance with Section
2.03 and, where applicable, Sections 2.04 and 2.05 of this MERGER AGREEMENT, the holder of each Common Share of UNION so extinguished shall be entitled to receive from CROGHAN cash in the amount calculated as follows ("CASH PAYMENTS"):

                           (i) The total amount of cash to be paid by CROGHAN to former holders of UNION Common Shares shall equal: (a) $19,500,000; (b) plus the amount equal to UNION's net income or minus the amount equal to UNION's net loss (determined in accordance with generally accepted accounting principles but excluding any taxes resulting from the MERGER) after September 30, 1995, and through the effective date of the MERGER set forth in Article Four ("Effective Date"); and (c) minus the amount equal to the aggregate amount of dividends paid by UNION after September 30, 1995 and on or prior to the Effective Date to shareholders of UNION or dividends declared by UNION payable to shareholders of record on or before the Effective Date.

                           (ii) The amount to be paid by CROGHAN for each Common Share of UNION so extinguished shall equal the total amount of cash calculated in accordance with the preceding paragraph (i) divided by the total number of issued and outstanding Common Shares of UNION on the Effective Date (not including any UNION Common Shares held in its treasury).

                       (b) Within ten (10) days after the Effective Date, CROGHAN shall send a transmittal form ("TRANSMITTAL FORM") to each person who, as a result of the MERGER, holds of record one or more certificates which theretofore represented one or more UNION Common Shares that have been extinguished as a result of the MERGER. The TRANSMITTAL FORM must be returned to CROGHAN (or to an agent designated for such purpose by it) along with the surrender of each UNION Common Share certificate held by such holder. Within ten
(10) days after such surrender, CROGHAN shall deliver to such holder in exchange therefor the CASH PAYMENTS (without interest) that such person is entitled to receive upon such surrender in accordance with the terms of this MERGER


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AGREEMENT.

                  SECTION 2.04. If there shall be delivered to CROGHAN (or to an agent designated for such purpose by it) by any person who is unable to produce any such certificate for UNION Common Shares for surrender to CROGHAN (or to such agent) in accordance with Section 2.03:

                  (a) Evidence to the satisfaction of CROGHAN that such certificate has been lost, wrongfully taken, or destroyed;

                  (b) Such security or indemnity as may be requested by CROGHAN to save it harmless; and

                  (c) Evidence to the satisfaction of CROGHAN that such person was the owner of the shares theretofore represented by each such certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such certificate for exchange pursuant to this MERGER AGREEMENT;

then CROGHAN, in the absence of actual notice to it that any shares of UNION theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the amount in cash that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken, or destroyed certificate.

                  SECTION 2.05. If any CASH PAYMENTS as provided in Section 2.03 of this MERGER AGREEMENT are to be delivered to a person other than the person in whose name such surrendered certificate was registered on the books of UNION at the MERGER DATE, is shall be a condition precedent to the delivery of such amount that such surrendered certificate shall be properly endorsed and otherwise in proper form for transfer and accompanied by such documents as may reasonably be required by CROGHAN, in its discretion, and that the person surrendering such certificate pay to CROGHAN, (or to an agent designated for such purpose by it) any transfer or other taxes required by reason of the related payment of such amount (or transfer of UNION Common Shares prior to the MERGER) to a person other than the registered holder of such surrendered certificate or establish to the satisfaction of CROGHAN (or of such agent) that such tax has been paid or is not payable.

                  SECTION 2.06. CROGHAN may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two of this MERGER AGREEMENT to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

                  SECTION 2.07. Anything contained in this MERGER AGREEMENT or elsewhere to the contrary notwithstanding, if any person shall perfect dissenters' rights in respect of one or more Common Shares of UNION in accordance with Ohio Revised Code 1701.85 (sometimes hereinafter called the "STATUTE"), then:

                  (a) Each such UNION Common Share shall nevertheless be deemed to be extinguished at the MERGER DATE as provided elsewhere in this MERGER AGREEMENT;

                  (b) Each person perfecting such dissenter's rights shall thereafter have only such rights (and shall have such obligations) as are provided in the STATUTE, and [unless such rights and such obligations of such person are terminated in accordance with division (D) of 1701.85] CROGHAN shall not be required to deliver any CASH PAYMENTS


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                           to such person in substitution for each such Common
                           Share of UNION in accordance with this MERGER AGREEMENT.

No person entitled to relief as a dissenting shareholder shall be entitled to submit a TRANSMITTAL FORM and any TRANSMITTAL FORM submitted by a dissenting shareholder shall be invalid.

                  SECTION 2.08. No CASH PAYMENTS deliverable by CROGHAN as provided elsewhere in this MERGER AGREEMENT shall be delivered by CROGHAN until the holder of such Common Shares or person entitled to such payment shall have complied with Section 2.03 and, where applicable, Sections 2.04 and 2.05 of this MERGER AGREEMENT.

                                  ARTICLE THREE
                    Termination And Abandonment And Amendment
                    -----------------------------------------

                  SECTION 3.01. The MERGER shall be terminated and abandoned at any time prior to the MERGER DATE without notice of such action to the CONSTITUENT CORPORATIONS if the Plan and Agreement of Reorganization, dated February 15, 1996, between UNION and CROGHAN is terminated.

                  SECTION 3.02. From time to time and at any time prior to the MERGER DATE, this MERGER AGREEMENT may be amended by an agreement in writing executed in the same manner as this MERGER AGREEMENT, after authorization of such action by the Boards of Directors of CROGHAN and the CONSTITUENT CORPORATIONS; but no such amendment shall materially and adversely alter or change the rights and obligations of shareholders of the CONSTITUENT CORPORATIONS without their approval or be prohibited by law.

                                  ARTICLE FOUR
                            Effective Date Of Merger
                            ------------------------

                  SECTION 4.01. The MERGER shall become effective at the close of regular business hours of UNION on the date of the filing in the office of the Secretary of State of Ohio of a Certificate of Merger in the form required by Ohio Revised Code 1701.81.

                                  ARTICLE FIVE
                              Accounting Provision
                              --------------------

                  SECTION 5.01. The assets, liabilities, stated capital, capital surplus, and undivided profits of the SURVIVING CORPORATION shall be determined in accordance with the purchase method of accounting.

                  SECTION 5.02. The assets and liabilities of the SURVIVING CORPORATION shall be adjusted to fair values at the MERGER DATE.

                  SECTION 5.03. The results of operations of the SURVIVING CORPORATION after the MERGER DATE shall be reflected prospectively in its financial statements and on a consolidated basis in the consolidated financial statements of CROGHAN.

                                   ARTICLE SIX
                                  Miscellaneous
                                  -------------

                  SECTION 6.01. No director, officer, agent, or employee of either of the CONSTITUENT CORPORATIONS shall receive any fee, commission, compensation, or other valuable consideration whatsoever for aiding, promoting, or assisting the MERGER except that accountants and attorneys retained by either of the CONSTITUENT CORPORATIONS shall receive reasonable fees for their professional services.

                  SECTION 6.02. This MERGER AGREEMENT may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original


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but all of which taken together shall be deemed to constitute a single instrument.

                  SECTION 6.03. The captions contained in this MERGER AGREEMENT are included only for convenience of reference and do not define, limit, explain, or modify this MERGER AGREEMENT or its interpretation, construction, or meaning and are in no way to be construed a part of this MERGER AGREEMENT.

                  SECTION 6.04. This MERGER AGREEMENT shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto.

                  SECTION 6.05. The number and gender of each pronoun used in this MERGER AGREEMENT shall be construed to mean such number and gender as the context, circumstances, or its antecedent may require.

                  SECTION 6.06. This MERGER AGREEMENT shall be governed by and construed in accordance with the laws of the State of Ohio.

                  IN WITNESS WHEREOF, this MERGER AGREEMENT has been executed on behalf of the CONSTITUENT CORPORATIONS by their officers duly authorized in the premises.

ATTEST:                                    UNION BANCSHARES CORP.

By:  /s/ Rosemary Schaffer                 BY:  /s/ J.R. Pollock
     ----------------------------               ---------------------------
     Rosemary Schaffer, Secretary               J.R. Pollock, President

ATTEST:                                    CROGHAN BANCSHARES, INC.

By:  /s/ James K. Walter                   By:  /s/ Thomas Hite
     ----------------------------               ---------------------------
     James K. Walter, Secretary                 Thomas Hite, President

ATTEST:                                    CROGHAN ACQUISITION CORP.

By:  /s/ James K. Walter                   By:  /s/ Thomas Hite
     ----------------------------               ---------------------------
     James K. Walter, Secretary                 Thomas Hite, President